MAUI LAND & PINEAPPLE COMPANY, INC.
            P.O. BOX 187 KAHULUI, HAWAII  96733-6687







                        September 2, 2003


Mr. Dwight P. Fawcett
Executive Vice President
Heitman Capital Management LLC
191 N. Wacker Drive, Suite 2500,
Chicago, IL 60606


    Re: ERS Approval for Partnership Issues Relating to Sale of the Queen Kaahumanu Center, Kahului, Maui, Hawaii


Dear Mr. Fawcett:

         This letter is to confirm the agreement between Maui Land & Pineapple Company, Inc., ("MLP") and Heitman Capital Management LLC ("Heitman"), as agent for the Employees' Retirement System of the State of Hawaii, ("ERS") relating to the sale of the Queen Kaahumanu Shopping Center ("the Center").

         As you know, MLP and ERS entered into that certain Limited Partnership Agreement of Kaahumanu Center Associates, dated June 23, 1993, as amended by instruments dated April 27, 1995 ("the First Amendment"), and December 30, 2002 ("the Second Amendment"), (said agreement and amendments are hereafter referred to as "the L. P. Agreement"), to form a limited partnership ("the Partnership") to expand, own and operate the Center. Heitman has been engaged by ERS to advise on matters relating to the L. P. Agreement and operation of the Center and act on behalf of ERS with respect to certain Partnership matters which have by agreement been delegated to Heitman by ERS.

         In the course of negotiating the closing of the sale of the Center by the Partnership to Somera Investment Partners, LLC., a California limited liability company, ("Somera"), and the winding up of the affairs of the Partnership, MLP and Heitman have reached an agreement with respect to the following matters:

         1. Sale of the Property. The Partnership may sell the Center to Somera for a purchase price of SEVENTY-FIVE MILLION FIFTY THOUSAND DOLLARS ($75,050,000), pursuant to the terms and conditions of that certain Shopping Center Purchase and Sale Agreement, dated July 21, 2003, as amended by instruments dated July 31, 2003, August 7, 2003, and August 13, 2003, respectively ("the Purchase Agreement").

         2. ERS Option. ERS will not exercise its option to purchase MLP's partnership interest, as set forth in Section 2 of Second Amendment to the L.P. Agreement, provided the sale of the Center is completed to Somera pursuant to the Purchase Agreement.

         3. Distribution of Proceeds: Establishment of Reserves. Pursuant to Section 9.4.3 of the L.P. Agreement, as amended by Section A.5.b. of Second Amendment to the L.P. Agreement, the Partnership shall establish a reserve amount of NINE HUNDRED THOUSAND DOLLARS ($900,000) ("the Reserve Fund"), to be funded from the net sale proceeds from the sale of the Center and held for a period of thirteen (13) months following the closing of the sale of the Center to pay for any contingent or unforeseen liabilities or obligations to third parties of the Partnership, including post closing liability to Somera as provided for under the Purchase Agreement. MLP shall be authorized to pay such claims from the Reserve Fund which are provided for under the Purchase Agreement or which are hereafter authorized by the Partnership. The Reserve Fund shall be deemed funded by the partners, and any balance remaining in the Reserve Fund upon its distribution shall be disbursed to the partners, in the following shares: one third (1/3) for MLP and two thirds (2/3) for ERS.

         4. Adjustment to Partnership Distribution. The repayment of the $830,000 equity contribution made by the parties in 1997, pursuant to Section A.5.e. of the Second Amendment to the L.P. Agreement, shall be adjusted so that MLP will be entitled to a return of $30,000 rather than $830,000.

         5. Winding Up. The Partnership shall be dissolved upon closing of the sale of the Center as set forth in Section F of the Second Amendment and shall proceed with the winding up of its affairs as provided in Section 9.4.1 of the L.P. Agreement. The winding up period shall run thirteen (13) months following the closing of the sale of the Center and the Partnership shall be then be terminated in accordance with the provisions of Section
9.6 of the L.P. Agreement. Notwithstanding the provisions of
Section 9.4.2 of the Partnership Agreement, MLP shall retain its authority as general partner under the Partnership Agreement during the winding-up period.

         6. Termination of Operating Agreement. The Partnership shall not terminate the Operating Agreement dated June 23, 1993 by and between the Partnership and MLP ("the Operating Agreement") as set forth in Section C. of the Second Amendment. Instead, the Operating Agreement shall be amended pursuant to terms mutually acceptable to MLP and ERS, which shall provide as follows:

            a. The Operating Agreement shall terminate thirteen
(13) months after the Closing Date under the Purchase Agreement.

            b. All sections of the Operating Agreement relating to operation of the Center shall be deleted as appropriate.

            c. The fees accruing pursuant to Exhibit A of the Operating Agreement shall accrue up to the Closing Date of the Purchase Agreement and thereafter the Operator's fee for the remaining term of the Operating Agreement shall be limited to $10,000 per month for the first two months following closing, $5,000 per month for the next five months and $3,500 per month thereafter ("the Post Closing Operator's Fee"). The Post Closing Operator's Fee shall accrue on a monthly basis, but shall be paid to MLP upon termination of the Partnership together with interest thereon at a rate of seven percent (7%) per annum and shall be paid from the net proceeds of the Reserve Fund prior to distribution of such fund upon termination.

            d. The Operator's fee due to MLP for the partial month of September up to the Closing Date of the Purchase
Agreement shall be the same as that which MLP has earned for the month of August, 2003, prorated on a daily basis.

            e. There will be set aside at least $300,000 in the Agency Account upon the Closing Date of the Purchase Agreement to cover accounts payable accruing up to the Closing Date. All revenue received by the Partnership in the first three (3) months following the Closing Date shall be held in the Agency Account. In the fourth (4th) month following the Closing Date, ERS shall receive a distribution of the balance of the Agency Account less the costs and expenses paid by the Partnership as of such date. Commencing in the fourth (4th) month following the Closing Date and continuing until the Partnership is terminated, (i) all revenue items collected by the Partnership shall be distributed within ten (10) days of receipt to ERS, and (ii) MLP shall pay any and all claims against the Partnership from the Reserve Fund.

            f. No payments shall be made out of the Reserve Fund and the Agency Account without the prior approval of Heitman; provided, however, that (i) Heitman shall use its best efforts to respond to such requests within five (5) days and in the event Heitman and MLP cannot agree on the requested disbursement, such dispute shall be referred to legal counsel for the Partnership within ten (10) days for a determination which shall be binding upon Heitman and MLP, and (ii) any claims or accounts payable which are specifically enumerated in the Purchase Agreement are hereby deemed approved for payment.

         7. Expiration. This agreement pertains only to a sale of the Center to Somera in accordance with the terms of the Purchase Agreement. In the event the Purchase Agreement is terminated prior to closing or if Somera otherwise fails close its purchase of the Center, this agreement shall be null and void.

         8. Authority. Heitman represents to MLP that it is duly authorized to enter into this agreement on behalf of ERS and that MLP shall be entitled to rely upon Heitman's representations herein. Unless specifically modified by this agreement, the provisions of the Partnership Agreement shall remain unchanged and the provisions hereof shall supplement such unchanged provisions.

         Please signify the agreement of Heitman to the foregoing by executing the enclosed duplicate original of this letter. This letter agreement can be executed by facsimile and counterpart copies, if to MLP at (808) 877-5992 and if to Heitman at (312) 855-5580.

                            Very truly yours,

                            Maui Land & Pineapple Company, Inc.,
                            a Hawaii corporation


                            By /S/ PAUL J. MEYER
                            Name:  Paul J. Meyer
                             Its:  Executive Vice President/
                                   Finance

                            By /S/ Don Young
                            Name:  Don Young
                             Its:  President




Accepted and agreed to this
10th day of September, 2003.

Heitman Capital Management LLC,
an Iowa limited liability company

By: /S/DWIGHT P. FAWCETT
Name:  Dwight P. Fawcett
 Its:  EVP